Exhibit a.3

ALLIANZ RCM GLOBAL ECOTRENDS FUND

(formerly PRCM Global EcoTrends Fund)

SECOND AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

January 18, 2007

ALLIANZ RCM GLOBAL ECOTRENDS FUND

(formerly PRCM Global EcoTrends Fund)

SECOND AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

SECOND AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST made this 18th day of January, 2007, by the Trustees hereunder, and by the holders of shares of beneficial interest to be issued hereunder as hereinafter provided amending and restating the Agreement and Declaration of Trust made at Boston, Massachusetts the 29th day of November, 2006, for the purposes of adding Trustees as signatories hereto and making such other changes as the Trustees deemed necessary.

WHEREAS, pursuant to Article IX, Section 7 of the Amended and Restated Agreement and Declaration of Trust, the Trustees of the Trust and the holders of all of the beneficial interest of the Trust have determined that the Amended and Restated Agreement and Declaration of Trust should be amended and restated in its entirety as hereinafter set forth.

NOW, THEREFORE, this Second Amended and Restated Agreement and Declaration of Trust shall take effect as of the time of execution by a majority of the Trustees of the Trust and shall be filed with the Secretary of State of The Commonwealth of Massachusetts.

WITNESSETH that

WHEREAS, this Trust has been formed to carry on the business of an investment company; and

WHEREAS, the Trustees have agreed to manage all property coming into their hands as trustees of a Massachusetts business trust in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, the Trustees hereby declare that they will hold all cash, securities and other assets which they may from time to time acquire in any manner as Trustees hereunder IN TRUST to manage and dispose of the same upon the following terms and conditions for the pro rata benefit of the holders from time to time of Shares in this Trust as hereinafter set forth.

ARTICLE I

NAME AND DEFINITIONS

Name

Section 1. This Trust shall be known as “Allianz RCM Global EcoTrends Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Definitions

Section 2. Whenever used herein, unless otherwise required by the context or specifically provided:

(a) The “Trust” refers to the Massachusetts business trust established by this Declaration, as amended or restated from time to time;

(b) “Trustees” refers to the Trustees of the Trust named herein or elected or appointed in accordance with Article IV;

(c) “Shares” means the equal proportionate transferable units of interest into which the beneficial interest in the Trust shall be divided from time to time or, if more than one series or class of Shares is authorized by the Trustees, the equal proportionate transferable units into which each series or class of Shares shall be divided from time to time;

(d) “Shareholder” means a record owner of Shares;

(e) The “1940 Act” refers to the Investment Company Act of 1940 and the rules and regulations thereunder or applicable orders of the Securities and Exchange Commission, all as such statute, rules, regulations or orders may be amended from time to time;

(f) The terms “Affiliated Person”, “Assignment”, “Commission”, “Interested Person”, “Principal Underwriter” and “Majority Shareholder Vote” (the 67% or 50% requirement of the third sentence of Section 2(a)(42) of the 1940 Act, whichever may be applicable) shall have the applicable meanings given them in the 1940 Act;

(g) “Declaration” shall mean this Agreement and Declaration of Trust, as amended or restated from time to time;

(h) “Bylaws” shall mean the Bylaws of the Trust as amended or restated from time to time;

(i) The term “series” or “series of Shares” refers to the one or more separate investment portfolios of the Trust into which the assets and liabilities of the Trust may be divided and the Shares of the Trust representing the beneficial interest of Shareholders in such respective portfolios;

(j) The term “class” or “class of Shares” refers to the division of Shares representing any series into two or more classes as provided in Article III, Section 1 hereof; and

(k) The term “Continuing Trustee” shall mean any member of the Board of Trustees who either (a) has been a member of the Board of Trustees for a period of at least thirty-six months (or since the commencement of the Trust’s operations, if less than thirty-six months) or (b) was nominated to serve as a member of the Board of Trustees by a majority of the Continuing Trustees then members of the Board of Trustees.

ARTICLE II

PURPOSE

The purpose of the Trust is to provide investors a managed investment primarily in securities and other instruments and rights of a financial character and to carry on such other business as the Trustees may from time to time determine pursuant to their authority under this Declaration.

ARTICLE III

SHARES

Division of Beneficial Interest

Section 1. The Shares of the Trust shall be issued in one or more series as the Trustees may, without Shareholder approval, authorize. Each series shall be preferred over all other series in respect of the assets specifically allocated to that series within the meaning of the 1940 Act and shall represent a separate investment portfolio of the Trust. The beneficial interest in each series shall at all times be divided into Shares, with a par value as may be fixed from time to time by the Trustees, each of which shall, except as provided in the following sentence, represent an equal proportionate interest in the series with each other Share of the same series, none having priority or preference over another. The Trustees may, without Shareholder approval, divide the Shares of any series into two or more classes (including, without limitation, two or more classes of common and/or preferred stock or other interests), Shares of each such class having such preferences, voting rights, terms of redemption, if any, and special or relative rights and privileges (including conversion rights, if any) as the Trustees may determine or as shall be set forth in the Bylaws. Subject to applicable law, the Trustees may, without Shareholder approval, authorize the Trust to issue subscription or other rights representing interests in Shares to existing Shareholders or other persons subject to such terms and conditions as the Trustees may determine. The number of Shares of each series or class authorized shall be unlimited, except as the Bylaws may otherwise provide, and the Shares so authorized may be represented in part by fractional shares. The Trustees may from time to time divide or combine the Shares of any series or class into a greater or lesser number without thereby changing the proportionate beneficial interest in the series or class.

Ownership of Shares

Section 2. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent of the Trust. Except as provided in the Bylaws or as the Trustees may otherwise determine from time to time, no certificates certifying the ownership of Shares shall be issued. The Trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each series and class and as to the number of Shares of each series and class held from time to time by each Shareholder.

Investments in the Trust

Section 3. The Trustees shall accept investments in the Trust from such persons and on such terms and, subject to any requirements of law, for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as the Trustees or the Bylaws from time to time authorize.

No Preemptive Rights

Section 4. Shareholders shall have no preemptive or other right to receive, purchase or subscribe for any additional Shares or other securities issued by the Trust.

Derivative Claims

Section 5. No Shareholder or group of Shareholders shall have the right to bring or maintain any court action, proceeding or claim on behalf of the Trust or any series or class of Shares without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the plaintiff makes a specific showing that irreparable nonmonetary injury to the Trust or series or class of Shares would otherwise result. Such demand shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder(s) to support the allegations made in the demand. The Trustees shall consider such demand within 45 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or a series or class of Shares, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the Shareholders. Any decision by the Trustees to bring or maintain a court action, proceeding or suit on behalf of the Trust or a series or class of Shares shall be subject to the right of the Shareholders under Article V hereof to vote on whether or not such court action, proceeding or suit should or should not be brought or maintained.

Direct Claims

Section 6. No group of Shareholders shall have the right to bring or maintain a direct action or claim for monetary damages against the Trust or the Trustees predicated upon an express or implied right of action under this Declaration or the 1940 Act (excepting rights of action permitted under section 36(b) of the 1940 Act), nor shall any single Shareholder, who is similarly situated to one or more other Shareholders with respect to the alleged injury, have the right to bring such an action, unless such group of Shareholders or such Shareholder has obtained authorization from the Trustees to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees. A request for authorization shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the group of Shareholders or Shareholder to support the allegations made in the request. The Trustees shall consider such request within 45 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or series or class of Shares, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the applicable group of Shareholders or Shareholder. Any decision by the Trustees to bring or maintain a court action, proceeding or suit on behalf of the Trust or a series or class of Shares shall be subject to the right of the Shareholders under Article V hereof to vote on whether or not such court action, proceeding or suit should or should not be brought or maintained.

Status of Shares and Limitation of Personal Liability

Section 7. Shares shall be deemed to be personal property giving only the rights provided in this Declaration or the Bylaws. Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms of this Declaration and the Bylaws and to have become a party hereto and thereto. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the same nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders’ partners. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

ARTICLE IV

THE TRUSTEES

Number of Trustees and Term of Office

Section 1. Subject to any applicable voting powers of one or more series or classes of Shares as set forth in the Bylaws, the number of Trustees shall be as fixed from time to time by a written instrument signed by a majority of the Trustees and a majority of the Continuing Trustees. The Trustees may determine by resolution those Trustees, if any, that shall be elected by Shareholders of a particular class of Shares (e.g., by a class of preferred Shares issued by the Trust) prior to the initial public offering of such class of Shares. The Shareholders may elect Trustees only at any meeting of Shareholders called by both a majority of the Trustees and a majority of the Continuing Trustees for that purpose, provided that the sole initial Shareholder of the Trust or a class of Shares entitled to elect such Trustees may do so by resolution or consent of such Shareholder in the absence of a meeting called by the Trustees. Each Trustee shall serve until he or she retires, resigns, is removed or dies or until the next meeting of Shareholders called for the purpose of electing Trustees and until the election and qualification of his or her successor.

Vacancies; Removal; Resignation

Section 2. Subject to any voting powers of one or more series or classes of Shares as set forth in this Declaration or in the Bylaws or by resolution of the Board of Trustees, any vacancies occurring in the Board of Trustees may be filled by the Trustees as set forth below.

Subject in each case to any limitations or requirements imposed by the 1940 Act or other applicable law, any vacancy occurring in the Board of Trustees that results from an increase in the number of Trustees may be filled by a majority of the entire Board of Trustees, and any other vacancy occurring in the Board of Trustees may be filled by a majority of the Trustees then in office, whether or not sufficient to constitute a quorum, or by a sole remaining Trustee; provided, however, that if the Shareholders of any series or class of Shares are entitled separately to elect one or more Trustees, a majority of the remaining Trustees elected by that series or class or the sole remaining Trustee elected by that series or class may fill any vacancy among the number of Trustees elected by that series or class. A Trustee elected by the Board of Trustees to fill any vacancy occurring in the Board of Trustees shall serve until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Any Trustee may be removed from office with or without cause by written instrument, signed by a majority of the Trustees and, if the Trustee being considered for removal is a Continuing Trustee, by all of the other Continuing Trustees, specifying the date when such removal shall become effective.

Any Trustee may resign his trust or retire as a Trustee (without need for prior or subsequent accounting except in the event of removal) by an instrument in writing signed by him and delivered to an officer of the Trust (or, if prior to any sale of Shares pursuant to an initial registered public offering, delivered to the remaining Trustee or Trustees), and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument.

Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

Effect of Death, Resignation, etc. of a Trustee

Section 3. The death, declination, resignation, retirement, removal, disqualification or incapacity of the Trustees, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration.

Powers

Section 4. Subject to the provisions of this Declaration, the business of the Trust shall be managed by the Trustees, and they shall have all powers necessary or convenient to carry out that responsibility. Without limiting the foregoing, the Trustees may adopt Bylaws not inconsistent with this Declaration providing for the conduct of the business of the Trust and may amend and repeal them to the extent and as provided in Article IX, Section 7(c) of this Declaration. Subject to the voting power of one or more series or classes of Shares as set forth in this Declaration or in the Bylaws or by resolution of the Board of Trustees and otherwise in accordance with this Declaration, the Trustees may fill vacancies in or add to their number, including vacancies resulting from an increase in their number, and may elect and remove such officers and appoint and terminate such agents as they consider appropriate; they may appoint from their own number, and terminate, any one or more committees consisting of one or more Trustees, including an executive committee which may, when the Trustees are not in session, exercise some or all of the power and authority of the Trustees as the Trustees may determine; they may appoint an advisory board, the members of which shall not be Trustees and need not be Shareholders; they may employ one or more custodians of the assets of the Trust and may authorize such custodians to employ subcustodians and to deposit all or any part of such assets in a system or systems for the central handling of securities, retain a transfer agent or a shareholder servicing agent, or both, provide for the distribution of Shares by the Trust, through one or more principal underwriters or otherwise, set record dates for the determination of Shareholders with respect to various matters, and in general delegate such authority as they consider desirable to any officer of the Trust, to any committee of the Trustees and to any agent or employee of the Trust or to any such custodian or underwriter.

Without limiting the foregoing, the Trustees shall have power and authority:

(a) To invest and reinvest cash, and to hold cash uninvested;

(b) To sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust;

(c) To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver proxies or powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Trustees shall deem proper;

(d) To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities;

(e) To hold any security or property in a form not indicating any trust, whether in bearer, unregistered or other negotiable form, or in the name of the Trustees or of the Trust or in the name of a custodian, subcustodian or other depository or a nominee or nominees or otherwise;

(f) To the extent necessary or appropriate to give effect to the preferences, special or relative rights and privileges of any series or classes of Shares, to allocate assets, liabilities, income and expenses of the Trust to a particular series or class(es) of Shares or to apportion the same among two or more series or classes;

(g) To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or issuer, any security of which is or was held in the Trust; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation or issuer; and to pay calls or subscriptions with respect to any security held in the Trust;

(h) To join with other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Trustees shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Trustees shall deem proper;

(i) To compromise, arbitrate or otherwise adjust claims in favor of or against the Trust on any matter in controversy, including but not limited to claims for taxes;

(j) To enter into joint ventures, general or limited partnerships, limited liability companies, and any other combinations or associations;

(k) To borrow funds;

(l) To endorse or guarantee the payment of any notes or other obligations of any person; to make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof; and to mortgage and pledge the Trust property or any part thereof to secure any of or all of such obligations;

(m) To purchase and pay for entirely out of Trust property such insurance as they may deem necessary or appropriate for the conduct of the business of the Trust, including, without limitation, insurance policies insuring the assets of the Trust and payment of distributions and principal on its portfolio investments, and insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisers, sub-advisers or managers, principal underwriters or independent contractors of the Trust individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person as Shareholder, Trustee, officer, employee, agent, investment adviser, sub-adviser or manager, principal underwriter or independent contractor, including any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against such liability;

(n) To pay pensions for faithful service, as deemed appropriate by the Trustees, and to adopt, establish and carry out pension, profit-sharing, share bonus, share purchase, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Trustees, officers, employees and agents of the Trust;

(o) To purchase, redeem or otherwise acquire Shares, including in accordance with Rule 23c-3 under the 1940 Act or as otherwise permitted under the 1940 Act and other applicable law;

(p) To change or eliminate any eligibility requirements for investment in Shares of any class, including without limitation the power to provide for the issue of Shares of any class in connection with any merger or consolidation of the Trust with another trust or company or any acquisition by the Trust of part or all of the assets of another trust or company; and

(r) To engage in any other lawful act or activity in which business corporations organized under the laws of The Commonwealth of Massachusetts may engage.

The Trustees shall not in any way be bound or limited by any present or future law or custom in regard to investments by trustees. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of the Trustees (a quorum being present), within or without Massachusetts. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken at a meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting, or by written consents of a majority of the Trustees then in office (or such greater number as may be required by this Declaration, the Bylaws or applicable law).

Payment of Expenses by the Trust

Section 5. The Trustees are authorized to pay, or to cause to be paid out of the principal or income of the Trust, or partly out of principal and partly out of income, as they deem fair, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Trust, or in connection with the management thereof, including, but not limited to, the Trustees’ compensation and such expenses and charges for the services of the Trust’s officers, employees, investment adviser, sub-adviser or manager, principal underwriter, auditor, counsel, custodian, transfer agent, shareholder servicing agent, and such other agents or independent contractors and such other expenses and charges as the Trustees may deem necessary or proper to incur.

Ownership of Assets of the Trust

Section 6. Title to all of the assets of the Trust and each series and class of Shares shall at all times be considered as vested in the Trustees.

Advisory, Management and Distribution

Section 7. The Trustees may, at any time and from time to time, contract for exclusive or nonexclusive advisory and/or management services with any corporation, trust, association or other organization (the “Manager”), every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws; and any such contract may provide for one or more sub-advisers or other agents who shall perform all or part of the obligations of the Manager under such contract and contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine, including, without limitation, authority to determine from time to time what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust’s investments. The Trustees may also, at any time and from time to time, contract with the Manager or any other corporation, trust, association or other organization, appointing it exclusive or nonexclusive distributor or principal underwriter for the Shares, every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws; and any such contract may contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine.

The fact that:

(i) any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, manager, adviser, sub-adviser, principal underwriter or distributor or agent of or for any corporation, trust, association or other organization, or of or for any parent or affiliate of any organization, with which an advisory, sub-advisory or management contract, or principal underwriter’s or distributor’s contract, or transfer, shareholder servicing or other agency contract may have been or may hereafter be made or that any such organization, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that

(ii) any corporation, trust, association or other organization with which an advisory, sub-advisory or management contract or principal underwriter’s or distributor’s contract or transfer, shareholder servicing or other agency contract may have been or may hereafter be made also has an advisory, sub-advisory or management contract, or principal underwriter’s or distributor’s contract or transfer, shareholder servicing or other agency contract with one or more other corporations, trusts, associations or other organizations, or has other business or interests, shall not affect the validity of any such contract or disqualify any Shareholder, Trustee or officer of the Trust from voting upon or executing the same or create any liability or accountability to the Trust or its Shareholders.

Agent for Service of Process

Section 8. The name and address of the resident agent of the Trust on the date hereof in The Commonwealth of Massachusetts is Corporation Service Company, 84 State Street, Boston, Massachusetts 02109. For the avoidance of doubt, the Trustees may appoint a new or successor resident agent of the Trust at any time in his or their sole discretion.

ARTICLE V

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

General

Section 1. Except as otherwise provided in this Article V or elsewhere in this Declaration, Shareholders shall have such power to vote as is provided for in, and shall and may hold meetings and take actions pursuant to, the provisions of the Bylaws.

Voting Powers as to Certain Transactions

Section 2.

(a) Except as otherwise provided in paragraph (b) of this Section 2, the affirmative vote or consent of at least seventy-five percent (75%) of the Trustees of the Trust and at least seventy-five percent (75%) of the Shares outstanding and entitled to vote thereon shall be necessary to authorize any of the following actions:

(i) the merger or consolidation or share exchange of the Trust or any series or class of Shares with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, business trust, common law trust or any other business organization) or of any such person or company with or into the Trust or any series or class of Shares;

(ii) any Shareholder proposal as to specific investment decisions made or to be made with respect to the assets of the Trust or a series or class of Shares.

(b) Notwithstanding anything to the contrary in paragraph (a) of this Section 2, so long as each action is approved by both a majority of the entire Board of Trustees and seventy-five percent (75%) of the Continuing Trustees, and so long as all other conditions and requirements, if any, provided for in the Bylaws and applicable law have been satisfied, then no Shareholder vote or consent shall be necessary or required to approve any of the actions listed in paragraphs (a)(i) or (a)(ii) of this Section 2, except to the extent such Shareholder vote or consent is required by the 1940 Act or other applicable law.

Conversion to Open-End Company

Section 3. Notwithstanding any other provisions in this Declaration or the Bylaws, the conversion of the Trust or any series or class of Shares from a “closed-end company” to an “open-end company,” as those terms are defined in Sections 5(a)(2) and 5(a)(1), respectively, of the 1940 Act (as in effect on the date of this Declaration), together with any necessary amendments to this Declaration to permit such a conversion, shall require the affirmative vote or consent of at least seventy-five percent (75%) of the Shares outstanding and entitled to vote on the matter, unless a majority of the Trustees and seventy-five percent (75%) of the Continuing

Trustees entitled to vote on the matter approve such conversion and related actions. In the event of such approval by the Trustees and the Continuing Trustees as referred to in the preceding sentence, the 1940 Act shall govern whether and to what extent a vote or consent of Shares shall be required to approve such conversion and related actions. Any affirmative vote or consent required under this Section 3 shall be in addition to the vote or consent of the Shareholders otherwise required by law or by any agreement between the Trust and any national securities exchange.

ARTICLE VI

DISTRIBUTIONS AND DETERMINATION OF NET ASSET VALUE

Distributions

Section 1. The Trustees may each year, or more frequently if they so desire, but need not, distribute to the Shareholders of any or all series or classes of Shares such income and gains, accrued or realized, as the Trustees may determine, after providing for actual and accrued expenses and liabilities (including such reserves as the Trustees may establish) determined in accordance with good accounting practices and subject to the preferences, special or relative rights and privileges of the various series or classes of Shares. The Trustees shall have full discretion to determine which items shall be treated as income and which items as capital and their determination shall be binding upon the Shareholders. Distributions of income for each year or other period, if any be made, may be made in one or more payments, which shall be in Shares, in cash or otherwise and on a date or dates and as of a record date or dates determined by the Trustees. At any time and from time to time in their discretion, the Trustees may distribute to the Shareholders as of a record date or dates determined by the Trustees, in Shares, in cash or otherwise, all or part of any gains realized on the sale or disposition of property or otherwise, or all or part of any other principal of the Trust. Each distribution pursuant to this Section 1 to the Shareholders of a particular series or class shall be made ratably according to the number of Shares of such series or class held by the several Shareholders on the applicable record date thereof, provided that no distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine. Any such distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 2 of this Article VI, or at such other value as may be specified by the Bylaws or as the Trustees may from time to time determine, subject to applicable laws and regulations then in effect.

Determination of Net Asset Value

Section 2. The net asset value per share of each series and each class of Shares of the Trust shall be determined in accordance with the 1940 Act and any related procedures adopted by the Trustees from time to time. Determinations made under and pursuant to this Section 2 in good faith and in accordance with the provisions of the 1940 Act shall be binding on all parties concerned.

ARTICLE VII

COMPENSATION AND LIMITATION

OF LIABILITY OF TRUSTEES

Compensation

Section 1. The Trustees as such shall be entitled to reasonable compensation from the Trust; they may fix the amount of their compensation. Nothing herein shall in any way prevent the employment of any Trustee for advisory, management, legal, accounting, investment banking, underwriting, brokerage or other services and payment for the same by the Trust.

Limitation of Liability

Section 2. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser, sub-adviser, manager or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, but nothing herein contained shall protect any Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to their or his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

ARTICLE VIII

INDEMNIFICATION

Trustees, Officers etc.

Section 1. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided, that (a) such Covered Person shall provide security for his or her undertaking, (b) the Trust shall be insured against losses arising by reason of such Covered Person’s failure to fulfill his or her undertaking, or (c) a majority of the Trustees who are disinterested persons and who are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

Compromise Payment

Section 2. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication in a decision on the merits by a court, or by any other body before which the proceeding was brought, that such Covered Person either (a) did not act in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust or (b) is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office, indemnification shall be provided if (x) approved as in the best interests of the Trust, after notice that it involves such indemnification, by at least a majority of the Trustees who are disinterested persons and are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), upon a determination, based upon a review of readily available facts (but not a full trial-type inquiry) that such Covered Person acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office, or (y) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (but not a full trial-type inquiry), to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and that such indemnification would not protect such Covered Person against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Any approval pursuant to this Section 2 shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section 2 as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Rebuttable Presumption

Section 3. For purposes of the determination or opinion referred to in clause (c) of Section 1 of this Article VIII or clauses (x) or (y) of Section 2 of this Article VIII, the majority of disinterested Trustees acting on the matter or independent legal counsel, as the case may be, shall be entitled to rely upon a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Indemnification Not Exclusive

Section 4. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article VIII, the term “Covered Person” shall include such person’s heirs, executors and administrators, and a “disinterested person” is a person against whom none of the actions, suits or other proceedings in question or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article VIII shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of such person; provided, however, that the Trust shall not purchase or maintain any such liability insurance in contravention of the 1940 Act or other applicable law.

Shareholders

Section 5. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his or her being or having been a Shareholder and not because of his or her acts or omissions or for some other reason, the Shareholder or former Shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability.

ARTICLE IX

MISCELLANEOUS

Trustees, Shareholders etc. Not Personally Liable; Notice

Section 1. All persons extending credit to, contracting with or having any claim against the Trust or a particular series or class of Shares shall look only to the assets of the Trust or the assets of that particular series or class of Shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor. Nothing in this Declaration shall protect any Trustee against any liability to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee.

Every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers shall give notice that this Declaration is on file with the Secretary of State of The Commonwealth of Massachusetts and shall recite that the same was executed or made by or on behalf of the Trust or by them as Trustee or Trustees or as officer or officers and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only upon the assets and property of the Trust, and may contain such further recital as he or she or they may deem appropriate, but the omission thereof shall not operate to bind any Trustee or Trustees or officer or officers or Shareholder or Shareholders individually.

Trustees and Officers Good Faith Action, Expert Advice, No Bond or Surety

Section 2. The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested. A Trustee or officer shall be liable for his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee or officer, and for nothing else, and shall not be liable for errors of judgment or mistakes of fact or law. The Trustees or officers may take advice of counsel or other experts with respect to the meaning and operation of this Declaration, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustees and officers shall not be required to give any bond as such, nor any surety if a bond is required.

For purposes of (a) any standard of care applicable to a Trustee in the discharge of his or her duties as a trustee and (b) indemnification of a Trustee pursuant to Article VIII of this Declaration, the conduct of the Trustee shall be evaluated solely by reference to a hypothetical reasonable person, without regard to any special expertise, knowledge or other qualifications of the Trustee. In particular, and without limiting the generality of the foregoing, neither the determination that a Trustee is an “audit committee financial expert” nor the knowledge, experience or other qualifications underlying such a determination shall result in that Trustee being held to a standard of care that is higher than the standard that would be applicable in the absence of such a determination or such knowledge, experience or qualification, nor shall such a determination or such knowledge, experience or other qualification impose any duties, obligations or liabilities that are greater than would obtain in the absence of such a determination or such knowledge, experience or qualification.

Liability of Third Persons Dealing with Trustees

Section 3. No person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

Duration and Termination of Trust

Section 4. Unless terminated as provided herein, the Trust shall continue without limitation of time. Subject to the voting powers of one or more series or classes of Shares as set forth in the Bylaws, the Trust may be terminated at any time (i) by vote or consent of Shareholders holding at least seventy-five percent (75%) of the Shares entitled to vote or (ii) by vote or consent of majority of the entire Board of Trustees and seventy-five percent (75%) of the Continuing Trustees upon written notice to the Shareholders. Any series or class of Shares may be terminated at any time (x) by vote or consent of Shareholders holding at least seventy-five percent (75%) of the Shares of such series or class entitled to vote or (y) by vote or consent of majority of the entire Board of Trustees and seventy-five percent (75%) of the Continuing Trustees upon written notice to the Shareholders of such series or class. For the avoidance of any doubt and notwithstanding anything to the contrary in this Declaration, Shareholders shall have no separate right to vote with respect to the termination of the Trust or a series or class of Shares if the Trustees (including the Continuing Trustees) exercise their right to terminate the Trust or such series or class pursuant to clauses (ii) and (y) of this Section 4.

Upon termination of the Trust or of any one or more series or classes of Shares, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated, of the Trust or of the particular series or class, as may be determined by the Trustees, the Trust shall in accordance with such procedures as the Trustees consider appropriate reduce the remaining assets to distributable form in cash or shares or other property, or any combination thereof, and distribute the proceeds to the Shareholders of the series or class(es) involved, ratably according to the number of Shares of such series or class held by the several Shareholders on the date of termination, except to the extent otherwise required or permitted by the preferences and special or relative rights and privileges of any series or classes of Shares. For the avoidance of doubt, “ratably” as used above shall refer to the proceeds themselves and shall not prevent different Shareholders from receiving different forms of property.

Filing of Copies, References, Headings

Section 5. The original or a copy of this instrument and of each amendment hereto shall be kept at the office of the Trust, where it may be inspected by any Shareholder. A copy of this instrument and of each amendment hereto shall be filed by the Trust with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk, as well as any other governmental office where such filing may from time to time be required. Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the

Trust to be a copy of this instrument or of any such amendments. In this instrument and in any such amendment, references to this instrument, and all expressions like “herein,” “hereof,” and “hereunder,” shall be deemed to refer to this instrument as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument. This instrument may be executed in any number of counterparts, each of which shall be deemed an original.

Applicable Law

Section 6. This Declaration is made in The Commonwealth of Massachusetts, and it is created under and is to be governed by and construed and administered according to the laws of said Commonwealth. The Trust shall be of the type commonly called a Massachusetts business trust, and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust.

Amendments

Section 7. (a) Except to the extent that the Bylaws or applicable law may require a higher vote or the separate vote of one or more classes of Shares, and except as provided in paragraph (b) of this Section 7, this Declaration may be amended at any time by an instrument in writing signed by a majority of the then Trustees and a majority of the Continuing Trustees.

(b) Except to the extent that the Bylaws or applicable law may require a higher vote or the separate vote of one or more series or classes of Shares, no amendment may be made under this Section 7 which shall amend, alter, change or repeal any of the provisions of Article I, Section 2; Article III, Sections 4, 5, 6, or 7; Article IV, Sections 1, 2 or 3; each Section of Article V; Article VII, Section 2; each Section of Article VIII; or this Article IX, Sections 1, 2, 3, 4, 7(b) or 7(c), unless, in each case, the amendment effecting such amendment, alteration, change or repeal shall be effected by an instrument in writing signed by a majority of the then Trustees and seventy-five percent (75%) of the Continuing Trustees when authorized to do so by a vote of shareholders holding a majority of the Shares entitled to vote.

(c) Except to the extent that the Bylaws or applicable law requires a vote or consent of Shareholders, the Board of Trustees shall have the sole power and authority to adopt, amend, alter, change or repeal any Bylaw of the Trust, if the resolution or writing adopting, amending, altering, changing or repealing any such Bylaw is approved or signed by a majority of the Board of Trustees; provided, however, that the approval of a majority of the Board of Trustees and seventy-five percent (75%) of the Continuing Trustees shall be required for (i) any amendment, alteration, change or repeal of Article 10 of the Bylaws and (ii) any amendment, alteration, change or repeal of any other Section or provision of the Bylaws designated from time to time by resolution of a majority of the Board of Trustees and seventy-five percent (75%) of the Continuing Trustees to require such approval.

Address of the Trust

Section 8. As of the date hereof, the principal address of the Trust is 1345 Avenue of the Americas, 47th Floor, New York, New York 10105. The Trustees may change the principal address of the Trust to any location within or without The Commonwealth of Massachusetts as they shall determine in their sole discretion.

IN WITNESS WHEREOF, all of the Trustees as aforesaid do hereto set their hands this 18th day of January, 2007.

/s/ Paul Belica
Paul Belica

/s/ Robert E. Connor
Robert E. Connor

/s/ John J. Dalessandro II
John J. Dalessandro II

/s/ Hans W. Kertess
Hans W. Kertess

/s/ John C. Maney
John C. Maney

/s/ William B. Ogden IV
William B. Ogden IV